Exhibit 99.1

Standard Pacific Corp. Reports Record 2004 Third Quarter New Home Orders, Up 15%

    IRVINE, Calif., Oct. 5 /PRNewswire-FirstCall/ -- Standard Pacific Corp. (NYSE: SPF) announced today preliminary new home orders for the quarter ended September 30, 2004. Net new orders for the 2004 third quarter were up 15% year over year, the highest level for any third quarter in the Company's history.



                                 Preliminary            Average Number of
                               New Home Orders    Active Selling Communities
                              July - September          July - September

                              2004        2003          2004       2003

    Southern California        386         441            26         21
    Northern California        375         369            22         22
      Total California         761         810            48         43

    Florida                    710         464            51         30
    Arizona                    606         546            17         19
    Carolinas                  137         120            14          8
    Texas                      155         120            21         18
    Colorado                   105          88            14         12

    Total Company            2,474       2,148           165        130



    In Southern California, net new home orders were down 12% for the quarter due primarily to slower sales in Orange County, while sales activity was healthy in our Inland Empire, San Diego and Ventura divisions.

    In Northern California, new home orders continued to reflect healthy demand for new housing and were up slightly over the year earlier period on the same number of active selling communities. The Northern California total for the 2004 third quarter includes 89 orders from 4 communities from our new Sacramento division.

    In Florida, orders were up 53% on a 70% higher community count in spite of the record hurricane activity during the quarter. The lower sales rate per community during the quarter also reflects a conscious decision by the Company to reduce the number of new homes for sale due to the strong backlog levels in our Florida markets. The Company is generally experiencing strong demand for new housing throughout its Florida markets. The total for the 2004 third quarter period also includes 76 orders from 13 communities from Coppenbarger Homes in Jacksonville, which was acquired in October 2003.

    In Arizona, 2004 third quarter orders were up 11% year-over-year on an 11% decline in the number of active selling communities. While housing demand in Arizona continued to be strong, the Company has been regulating the release of new homes for sale in Phoenix to maximize gross margins and to better align sales with our backlog and production capabilities that have been constrained by the record setting permit level in the greater Phoenix metropolitan area. The total for the third quarter this year also includes 46 orders from 5 communities from our new Tucson division which we acquired in August 2004.

    The Company's cancellation rate for the 2004 third quarter was 18% compared to 20% for the 2003 third quarter.

    The Company's orders for the 2004 third quarter include 61 homes from 6 joint venture communities, compared to 133 homes from 8 joint venture communities in the 2003 third quarter.


    Standard Pacific, one of the nation's largest homebuilders, has built homes for more than 67,000 families during its 38-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in some of the strongest housing markets in the country with operations in major metropolitan areas in California, Texas, Arizona, Colorado, Florida and the Carolinas. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, WRT Financial, Westfield Home Mortgage, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.


    This news release contains forward-looking statements. These statements include but are not limited to statements regarding new home orders. Such statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates and interest rates. In addition, orders are typically subject to cancellation and may not result in sales. For a discussion of certain of the risks, uncertainties and other factors affecting the statements contained in this news release, see the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.



SOURCE  Standard Pacific Corp.
    -0-                             10/05/2004
    /CONTACT: Andrew H. Parnes, Executive Vice President of Standard Pacific Corp., +1-949-789-1616/
    /Web site:  http://www.standardpacifichomes.com /
    (SPF)

CO:  Standard Pacific Corp.
ST:  California
IN:  FIN RLT
SU: